                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              WINSTON HOTELS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              WINSTON HOTELS, INC.

                          2209 CENTURY DRIVE, SUITE 300
                          RALEIGH, NORTH CAROLINA 27612

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 13, 1997

         You are cordially invited to attend the Annual Meeting of Shareholders of Winston Hotels, Inc. (the "Company") which will be held on May 13, 1997, at 10:00 a.m., local time, at the Carolina Country Club, 2500 Glenwood Avenue, Raleigh, North Carolina for the following purposes:

         (1)      To elect seven members to the Board of Directors;

         (2) To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year ending December 31, 1997; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on April 1, 1997 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.


                                        By Order of the Board of Directors



                                        Robert W. Winston, III
                                        Chief Executive Officer and
                                        President

Raleigh, North Carolina
April 10, 1997

                              WINSTON HOTELS, INC.

                          2209 Century Drive, Suite 300
                          Raleigh, North Carolina 27612

                                 PROXY STATEMENT

                               GENERAL INFORMATION

PROXY SOLICITATION

         This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 10, 1997, by the Board of Directors of Winston Hotels, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Carolina Country Club, 2500 Glenwood Avenue, Raleigh, North Carolina on May 13, 1997, at 10:00 a.m., local time, and at all adjournments or postponements thereof. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means.

PURPOSES OF MEETING

         The principal purposes of the meeting are to: (1) elect seven nominees to the Board of Directors; (2) ratify the action of the Board of Directors in appointing Coopers & Lybrand L.L.P. as independent auditors for the Company for the fiscal year ending December 31, 1997; and (3) transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors knows of no other matters other than those stated above to be brought before the meeting.

VOTING RIGHTS

         If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Annual Meeting of Shareholders" and in such manner as the proxyholders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) filing written notice of revocation with the Secretary of the Company which is actually received prior to the vote of shareholders, (2) filing a duly executed proxy bearing a later date with the Secretary of the Company before the vote of shareholders or (3) attending the Annual Meeting and voting in person.

         The Board of Directors has fixed the close of business on April 1, 1997, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on April 1, 1997, the Company had outstanding 15,819,580 shares of Common Stock. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

           SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information, as of April 1, 1997, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer, all directors and executive officers as a group, and each person known to beneficially own more than five percent of the Company's outstanding Common Stock. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person.

                                                          Shares
         Name                                    Beneficially Owned (1)(2)      Percent of Class
         ----                                    -------------------------      ----------------
DIRECTORS AND EXECUTIVE OFFICERS
Charles M. Winston (3)                                  340,380                       2.1%
Robert W. Winston, III (4)                              494,793                       3.1%
Philip R. Alfano (5)                                     45,000                        *
Kenneth Crockett (6)                                     50,000                        *
James H. Winston (7)(8)                                  15,000                        *
Paul Fulton (7)                                           7,500                        *
Thomas F. Darden, II (7)                                 12,500                        *
Richard L. Daugherty (7)                                  8,500                        *
Edwin B. Borden                                          17,500                        *
All directors and executive officers
as a group (9 persons) (9)                              991,173                       6.0%

5% SHAREHOLDERS
Franklin Resources, Inc.;                             1,429,500                       9.0%
Franklin Valuemark Funds,
Real Estate Securities Fund (10)
777 Mariners Island Blvd.
San Mateo, California  94404


-------------------------------

 *       Less than one percent

(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock which a person has the right to acquire within 60 days of the date shown above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes that all units of limited partnership interest (the "Units") in WINN Limited Partnership (the "Partnership"), which are redeemable within 60 days of the date shown above for shares of the Company's Common Stock, are redeemed for shares of Common Stock. The total number of shares outstanding used in calculating the percentage assumes that none of the Units held by other persons are redeemed for shares of Common Stock.

(3) Includes 105,643 shares issuable to Mr. Winston upon exercise of redemption rights with respect to Units issued to Mr. Winston in connection with the Company's initial public offering. Also includes 36,505 shares issuable upon redemption of Units issued to a corporation that is owned 33.33% by Mr. Winston in exchange for the Hampton Inn-Perimeter (Atlanta).

(4) Includes 297,500 shares issuable upon exercise of redemption rights with respect to Units issued in exchange for the acquisition of the Hampton Inn-Wilmington, North Carolina to a corporation that is owned by Mr. Winston, his wife and trusts for the benefit of his minor children. Also includes 97,500 shares subject to presently exercisable stock options.

(5) Includes 5,000 shares jointly owned with Mr. Alfano's wife and 40,000 shares subject to presently exercisable stock options.

(6)      Includes 50,000 shares subject to presently exercisable stock options.

(7) Includes 7,500 shares issued to each director, other than Charles Winston and Robert Winston, in June 1994 under the Winston Hotels, Inc. Directors' Stock Incentive Plan (the "Directors' Plan"). Such shares began vesting in 1994 with each director at the rate of 1,500 shares per year. Any shares not vested when such person ceases to be a director will be forfeited. Each director is entitled to vote and receive the dividends paid on such shares prior to vesting.

(8)      Includes 1,000 shares held by Mr. Winston's wife.

(9) Includes 7,500 shares issued to each director under the Director's Plan. Also includes 187,500 shares subject to presently exercisable stock options and 439,648 shares issuable upon redemption of all outstanding Units redeemable within 60 days held by executive officers and directors.

(10) Based on information contained in a Schedule 13G filing dated February 14, 1996 provided by Franklin Resources, Inc., Franklin Advisers, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of Franklin Resources, Inc.). Franklin Resources, Inc. reported that, through its subsidiaries, it has sole voting power and sole dispositive power with respect to 1,429,500 shares.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Board of Directors has fixed the number of directors at seven. The seven persons named below are nominated to serve on the Board of Directors until the 1998 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified). Each nominee is currently a director of the Company. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, the proxy may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors. Pursuant to North Carolina law, the seven candidates who receive the highest number of votes as directors will be elected as directors of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

         CHARLES M. WINSTON - Charles Winston, age 67, has served as Chairman of the Board of Directors since March 15, 1994. Mr. Winston is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill with an A.B. degree. He was Chairman of the Board of WJS Management, Inc., the former operator of nine of the hotels acquired by the Company at the time of the initial public offering (the "Initial Hotels"), and President of several corporations, which developed eight of the Initial Hotels, positions he had held since 1987. Mr. Winston has more than 35 years of experience in developing and operating full service restaurants. Mr. Winston is also President of WJS Associates - Perimeter II, Inc., a real estate development corporation which developed a Hampton Inn hotel in the Atlanta, Georgia area which was purchased by the Company in 1996. Through an affiliated entity Mr. Winston also developed a Hampton Inn and Suites hotel in the Atlanta, Georgia area which was also purchased by the Company in 1996. Mr. Winston also serves on the board of directors of United Carolina Bancshares Corporation. Mr. Winston is Robert Winston's father and James Winston's brother.

         ROBERT W. WINSTON, III - Robert Winston, age 35, has served as Chief Executive Officer, President and director of the Company since March 15, 1994 and Secretary until May 1995. Mr. Winston is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill with a B.A. degree in economics. From 1988 to 1991 he was employed by Hampton Inns Corporation where he was involved in the management of several hotels. In 1991, Mr. Winston founded a hotel management company and purchased the Hampton Inn Initial Hotel in Wilmington, North Carolina. He managed that hotel from 1991 until the closing of the initial public offering in June 1994. Mr. Winston developed a Homewood Suites hotel in Cary, North Carolina and a Courtyard by Marriott hotel in Wilmington, North Carolina, both of which were purchased by the Company in 1996. Through an affiliated entity Mr. Winston also developed a Hampton Inn and Suites hotel in the Atlanta, Georgia area which was also purchased by the Company in 1996. Mr. Winston is Charles Winston's son and James Winston's nephew.

         JAMES H. WINSTON - James Winston, age 63, has been a director of the Company since May 25, 1994. Mr. Winston is the President of Omega Insurance Company, a property and casualty insurance company doing business mainly in the State of Florida and throughout five southeastern states, and has served in that capacity for more than the past five years. He is also President of LPMC, Inc., a real estate investment firm. Mr. Winston is a native of North Carolina and was graduated Phi Beta Kappa from the University of North Carolina at Chapel Hill. Mr. Winston serves on the boards of directors of Stein Mart, Inc., FRP Properties, Inc. and a number of community organizations in the Jacksonville, Florida area. Mr. Winston is the brother of Charles Winston and the uncle of Robert Winston.

         PAUL FULTON - Paul Fulton, age 62, has been a director of the Company since May 25, 1994. Mr. Fulton is the Dean of the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill. Prior to accepting his current position on January 1, 1994, Mr. Fulton served from 1988 through 1993 with Sara Lee Corporation, a global packaged food and consumer products company and one of North Carolina's largest employers. Mr. Fulton's last position with Sara Lee was President. Mr. Fulton is a graduate of the University of North Carolina at Chapel Hill. Mr. Fulton serves as a director of Sonoco Products, NationsBank Corporation, Cato Corporation and Bassett Furniture Industries, Inc.

         THOMAS F. DARDEN, II - Thomas Darden, age 42, has been a director of the Company since May 25, 1994. Mr. Darden is the Chairman of Cherokee Sanford Group, Inc. which manufactures brick products in North Carolina and Maryland, where he has been employed for more than the past five years. Mr. Darden graduated with highest honors from the University of North Carolina at Chapel Hill with a B.A. degree in 1976 and graduated from Yale Law School with a J.D. degree in 1981. In 1992, Mr. Darden received a Master's Degree in City and Regional Planning from the University of North Carolina at Chapel Hill. In 1991, Mr. Darden was appointed by the Governor of North Carolina to the board of the North Carolina Department of Transportation, and was subsequently appointed to the Triangle Transit Authority Board of Trustees. Mr. Darden serves or has served on a variety of community, charitable and college boards, currently including the Board of Visitors of the University of North Carolina at Chapel Hill and the Board of Trustees of Shaw University.

         RICHARD L. DAUGHERTY - Richard Daugherty, age 61, has been a director of the Company since May 25, 1994. Mr. Daugherty serves as a consultant to North Carolina State University. Until 1994 Mr. Daugherty was Vice President of Worldwide Manufacturing for the IBM PC Company in Research Triangle Park, North Carolina, where he had been employed for more than five years. At the time of his retirement in 1994, Mr. Daugherty was the senior IBM executive for the State of North Carolina. He serves on various community and business boards of directors, including the boards of Wachovia Bank & Trust Company, N.A., and Carolina Power & Light Company.

         EDWIN B. BORDEN - Edwin Borden, age 63, has been a director of the Company since May 25, 1994. Mr. Borden is President and Chief Executive Officer of The Borden Manufacturing Company, Inc. a textile manufacturer, where he has been employed for more than the past five years. Mr. Borden is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill. He serves on the boards of directors of Carolina Power & Light Company, Jefferson-Pilot Corporation, Triangle Bancorp and Ruddick Corp.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Board of Directors held seven meetings during 1996. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board of Directors and its committees on which they served in 1996. The Board of Directors has an Audit Committee, a Compensation Committee and holds special committee meetings of the independent directors to consider various matters where non-independent directors may have a financial interest as appropriate. The Board of Directors does not have a nominating committee. The Audit Committee makes recommendations concerning the engagement of independent accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Directors Borden, Darden and Fulton are members of the Audit Committee. During 1996, the Audit Committee met two times. The Compensation Committee administers the Winston Hotels, Inc. Stock Incentive Plan and is responsible for determining compensation for the Company's executive officers. Directors Daugherty, Darden and Borden make up the Compensation Committee. During 1996, the Compensation Committee met two times. A special committee of independent directors composed of directors Borden, Darden, Daugherty and Fulton, met four times during 1996.

DIRECTOR COMPENSATION

         The Company currently pays no cash compensation to its directors. At the time of the initial public offering, the Company issued to each director, other than Charles and Robert Winston, 7,500 shares of Common Stock, subject to certain restrictions. The directors' rights in the Common Stock vest at the rate of 1,500 shares per year beginning on June 2, 1994. Each director is entitled to vote and receive the distributions paid on such shares of Common Stock prior to vesting. Directors who cease to be directors will forfeit any shares not previously vested. In addition, the Company will reimburse all directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. Charles and Robert Winston will receive no compensation as directors, other than reimbursement for their out-of-pocket expenses incurred in connection with their service on the Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the report forms that were filed, the Company believes that during 1996 all filing requirements applicable to its executive officers and directors were complied with except that Robert W. Winston, III inadvertently failed to report on a timely basis the receipt of 33,103 shares in payment of advisory fees to Winston Advisors, Inc. in April 1996 and the December 1996 acquisition by Hotel II, Inc. of 45,651 Partnership Units which are redeemable for shares of the Company's Common Stock. Mr. Winston owns 90% of the equity of Winston Advisors Inc., 60% of the equity of Hotel II, Inc. and trusts for the benefit of his two minor children own 20% of Hotel II, Inc. Mr. Winston reported these acquisitions on Form 4s filed on June 10, 1996 and February 10, 1997, respectively.

                             EXECUTIVE COMPENSATION

         The following tables set forth a summary of annual and long-term compensation paid or accrued by the Company for services rendered for the fiscal years indicated by the Company's Chief Executive Officer and the next two most highly compensated executive officers (the "named executive officers") whose total salary and bonus exceeded $100,000 individually during the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                        Long-term
                                         Annual Compensation          Compensation
                                   ----------------------------------------------------
                                                                    No. of Securities
              Name and                                                 Underlying
         Principal Position       Year(1)     Salary        Bonus       Options
         ------------------       -------     ------        -----       -------
Robert W. Winston, III             1996      $190,000      $90,000       90,000
    Chief Executive Officer
    and President
Philip R. Alfano                   1996      $135,000      $40,000       60,000
    Chief Financial Officer,
    Senior Vice President and
    Secretary
Kenneth Crockett                   1996      $110,000      $55,000        (2)
    Senior Vice President



(1) Prior to 1996 the Company was advised by Winston Advisors, Inc., a North Carolina corporation (the "Advisor") pursuant to the terms of an advisory agreement (the "Advisory Agreement"). During 1995, under the terms of the Advisory Agreement, the Advisor earned a cash fee of $100,000 and an incentive fee payable in shares of Common Stock, related to increases in funds from operations per share over the prior year. For 1995, the cash fee of $100,000 and the incentive fee of $409,234 payable in shares of Common Stock were paid by the Company in April 1996, in accordance with the terms of the Advisory Agreement. The Company and the Advisor terminated the Advisory Agreement effective December 31, 1995. For the period May 25, 1994 (inception) through December 31, 1995, the Advisory Agreement was in effect and neither the Company nor the Partnership paid any of the Company's executive officers any cash compensation. Effective January 1, 1996, the Company's executive officers became employees of the Company.

(2) In 1995, the Company granted non-qualified stock options to Kenneth Crockett covering 50,000 shares of Common Stock which expire 10 years from the date of grant. The grant of these options became effective October 16, 1995 and vested fully on October 16, 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding grants of stock options to the Company's executive officers during the fiscal year ended December 31, 1996. The options were approved by the Compensation Committee of the Board of Directors in November 1995 but the options were not effective until January 1, 1996 pursuant to the Company's Stock Incentive Plan.




                                                         Individual Grants(1)                    Potential Realizable Value at
                                 --------------------------------------------------------------  Assumed Annual Rates of
                                                                                                 Stock Price Appreciation for
                                                                                                 Option Term(3)
                                                                                                 -----------------------------
                                 Number of       Percent of
                                 Securities      Total Options
                                 Underlying      Granted to         Exercise or
                                 Options         Employees in       Base Price     Expiration
             Name                Granted         Fiscal Year(2)     Per Share         Date           5%              10%
             ----              ----------------------------------------------------------------------------------------------
Robert W. Winston, III            90,000             51%            $ 11.375          1/1/06       $ 643,831      $ 1,631,594
Philip R. Alfano                  60,000             34%            $ 11.375          1/1/06       $ 429,220      $ 1,087,729
Kenneth Crockett                    ---              ---              ---               ---           ---             ---


(1) The options granted are nonqualified stock options. The options were granted effective January 1, 1996 and expire 10 years from the effective date of grant, or if sooner, upon termination of employment, unless employment is terminated because of death or permanent and total disability, in which case the options remain exercisable for one year following the termination or the remainder of the option period, if shorter. Shares subject to the options granted vest 25% per year over four years with the first vesting occurring on January 1, 1997.

(2) Options to purchase an aggregate of 175,000 shares were granted to the Company's employees and became effective during 1996.

(3) Amounts for the executive officer shown under the "Potential Realizable Value" columns above have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

         The following table provides information about the stock options held by the executive officers on December 31, 1996.

                                                                     Value of Unexercised
                              Number of Securities Underlying       In-the-Money Options at
                           Unexercised Options at Fiscal Year-End     Fiscal Year-End(1)
                           ------------------------------------------------------------------
            Name               Exercisable     Unexercisable     Exercisable    Unexercisable
            ----               -----------     -------------     -----------    -------------
Robert W. Winston, III           75,000            90,000         $221,875        $202,500
Philip R. Alfano                 25,000            60,000         $112,500        $135,000
Kenneth Crockett                 50,000             ---           $115,625           ---

(1) The value of the options is based upon the difference between the exercise price and the closing price per share of $13.625 on December 31, 1996.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors, a committee composed entirely of non-officer and non-employee directors, is responsible for determining the compensation of the Company's executive officers and administering the Company's Stock Incentive Plan.

EXECUTIVE COMPENSATION

         The Company is committed to implementing a scheme of executive compensation which will contribute to the achievement of the Company's business objectives. The Compensation Committee's policy is to implement a scheme of executive compensation so that the compensation paid to executive officers shall be commensurate with their positions and determined with reference to compensation paid to similarly situated officers of companies which the Board of Directors deem to be comparable to the Company.

         The Compensation Committee establishes ranges for executive compensation using regional and national surveys of comparable companies. Companies included in these salary surveys are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement, but instead includes a broader set of companies with which the Company competes for qualified personnel.

         Executive compensation consists of three components: base salary, annual incentive and long-term incentive compensation. These components provide elements of fixed income and variable compensation that is linked to the achievement of individual and corporate goals and enhanced shareholder value.

         Base salary represents the fixed component of the Company's executive compensation system. Executives receive a salary that is within a range established by the Compensation Committee for their respective positions based on the comparative analysis described above. The determination of where an executive's salary falls within the salary range is based on a determination of level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Adjustments to salaries are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments.

         Annual incentives exist in the form of bonuses which are provided for each executive officer as a means of linking compensation to objective performance criteria that are within the control of the executive officer. At the beginning of each year the Compensation Committee establishes a target bonus for each executive and identifies performance goals for each executive to meet to receive the full bonus. The actual amount of incentive bonus received by each of the Company's executive officers is determined by the Compensation Committee after the end of the applicable year. Where an executive's performance is not easily fixed to objective standards, the Compensation Committee will exercise its subjective judgment in determining the extent to which goals are achieved.

         The third component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward executives and employees of related entities for maximizing stockholder value. Long-term incentives are provided primarily pursuant to the Stock Incentive Plan, which is administered by the Compensation Committee. The purpose of the Stock Incentive Plan is to (i) attract and retain employees, and other service providers with ability and initiative; (ii) provide incentives to those deemed important to the success of the Company and related entities; and (iii) associate the interests of these individuals with the interests of the Company and its shareholders through opportunities for increased stock ownership. Awards of stock options under the Stock Incentive Plan are based on comparison to incentives offered to other comparable companies and to serve as a means of retaining valued employees.

         The Compensation Committee approved the grant of options to Robert Winston and Philip Alfano in November 1995 but such options were not effective until January 1, 1996. The options vest on the anniversary of the effective date of the grant over a four year period (25% of the grant each year). The size of each award was determined by applying the criteria described above. Since the options carry exercise prices equal to the fair market value of the Company's stock on the date of the grant, the stock options have value only to the extent that the stock appreciates from the value of the stock on the date the options were granted. The goal of these option grants is to align the incentives of the executive officers with long-term shareholder value as determined by stock appreciation.

CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

         The Compensation Committee has adopted the policies described above with respect to Mr. Winston's compensation. Mr. Winston's salary for 1996 was $190,000. The Company believes this value is competitive with compensation paid to CEO's in the hotel industry. Mr. Winston's receipt of a bonus of $90,000 for 1996 reflects the attainment of the goals established by the Compensation Committee relating to overall Company performance. The bonus represents 47% of Mr. Winston's base salary. As detailed above, Mr. Winston received options which vest over a four year period to purchase 90,000 shares of Common Stock under the Stock Incentive Plan in accordance with the Company's stock option award guidelines.

         This report is submitted by the following members of the Compensation Committee of the Board of Directors:

                             COMPENSATION COMMITTEE

                         Richard L. Daugherty (Chairman)
                                 Edwin B. Borden
                              Thomas F. Darden, II


EMPLOYMENT AGREEMENT

         Effective January 1, 1996, the Company became the assignee of an employment agreement dated as of September 19, 1995 by and between Mr. Crockett and the Winston Advisors, Inc., the former Advisor to the Company. This employment agreement extends for three years from October 16, 1995. Any further employment after this initial term will be upon the mutual agreement of Mr. Crockett and the Company. The employment agreement provides that Mr. Crockett's gross base salary is $110,000 per year for the term of employment with an anticipated bonus of $55,000 per year. Payment of the bonus is in the discretion of the Board of Directors.

         The employment agreement terminates automatically upon death or disability. Disability is defined in the agreement as an inability of Mr. Crockett to perform all of the material duties assigned to him due to sickness or injury for a period of more than 180 days. Upon such automatic termination, Mr. Crockett or his estate will be entitled to any earned salary and a prorated portion of the $55,000 bonus. The Company also has the right to terminate the agreement for good cause which is defined as a conviction for a criminal offense involving moral turpitude, the commission of any act or omission of dishonesty detrimental to the Company, intentional acts or omissions that are knowingly detrimental to the Company, failure to perform the duties of the position which is reported after written notice and a failure to correct any material errors or omissions that occur in the performance of his duties within 30 days after written notice. If Mr. Crockett is terminated for good cause, he will be eligible to receive any unearned salary but will not be entitled to a prorated amount of any bonus. The Company also may terminate the agreement without good cause in which case Mr. Crockett shall receive severance pay in a lump sum amount equal to the greater of (i) his gross base salary plus all anticipated bonuses for the remainder of the term of the agreement or (ii) $165,000. Mr. Crockett is also entitled to receive this same severance pay amount (i) if Mr. Crockett elects to leave the employment of the Company within 30 days following a change in control of the Company that results in Mr. Robert Winston leaving the employ of the Company,
(ii) if Mr. Crockett elects to leave the employ of the Company after the Company's headquarters is moved to a location more than 40 miles from its current location, or (iii) if Mr. Crockett's duties materially change after a change of control in the Company and Mr. Crockett elects to leave the employ of the Company.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

         The following graph compares the cumulative total shareholder return on the Company's Common Stock since May 25, 1994, the effective date of the Company's initial public offering, through December 31, 1996, with the cumulative total return for the same period on the Standard & Poor's 500 Stock Index (the "S&P 500"), the National Association of Real Estate Investment Trust Equity Index (the "NAREIT Equity Index"), and the SNL Securities Hotel REIT Index (the "Hotel REIT Index"). The graph assumes that, at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising each index and that all dividends were reinvested.

         The NAREIT Equity Index is currently comprised of 172 REITs which own a wide variety of real estate assets, including regional shopping malls, shopping centers, apartments, self storage facilities, industrial properties and manufactured housing communities. The Hotel REIT Index is currently comprised of 14 publicly traded hotel REITs, organized for purposes substantially similar to that of the Company.

                              WINSTON HOTELS, INC.

                                 [GRAPHIC HERE]


                                              Period Ending
                        ----------------------------------------------------------
Index                   5/25/94   12/31/94  6/30/95   12/31/95  6/30/96   12/31/96
-----                   -------   --------  -------   --------  -------   --------
Winston Hotels           100.00    104.83    107.25    136.11    135.76    169.01
S&P 500                  100.00    102.36    123.05    140.82    155.03    173.02
NAREIT Equity Index      100.00     96.32    101.81    111.02    118.60    150.18
Hotel REITs              100.00     93.35    105.56    122.89    138.75    187.77

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company is an equity real estate investment trust ("REIT") that either directly or through the Partnership owns 30 limited service hotels and one full service hotel (the "Current Hotels"). The Company currently has a 92.3% interest in the Partnership and is its sole general partner. In order for the Company to qualify as a REIT, neither the Company nor the Partnership can operate hotels. Thus, the Company and the Partnership lease the Current Hotels to Winston Hospitality, Inc. (the "Lessee"). The Lessee is owned by Robert Winston, an officer and director of the Company, and John B. Harris, Jr., the President of the Lessee. Charles Winston, the Chairman of the Board of Directors of the Company, is also a director of the Lessee. The Company and the Partnership have entered into a number of transactions and agreements with entities affiliated with certain officers and directors which were entered into or in effect in 1996.

THE PERCENTAGE LEASES

         The Partnership or the Company, as applicable, and the Lessee have entered into leases, each with a term of 10 years, relating to the Current Hotels (the "Percentage Leases"). The Company anticipates that similar Percentage Leases will be executed with respect to any additional hotel properties acquired or developed by the Partnership or the Company in the future. Pursuant to the terms of the Percentage Leases, the Lessee is required to pay the greater of a base rent or percentage rent and certain other additional charges and is entitled to all profits from the operation of the hotels after the payment of operating and other expenses. Percentage rent is based on a percentage of each hotel's room revenues. Payments of rent under the Percentage Leases constitute substantially all of the Company's and the Partnership's revenues.

         The Lessee currently operates 21 of the Current Hotels. Interstate Management and Investment Company ("IMIC") operates 9 of the Current Hotels and Promus Hotels Inc. ("Promus") operates one of the Current Hotels under management agreements with the Lessee. The Lessee is entitled to all profits and cash flow from the hotels after payment of rent due under the Percentage Leases and other operating expenses, including any management fees payable to IMIC and Promus.

         The Company and the Partnership must rely on the Lessee to generate sufficient cash flow from the operation of the hotels to enable the Lessee to meet the rent obligations under the Percentage Leases. The obligations of the Lessee under the Percentage Leases are unsecured. Other than working capital sufficient to operate the hotels, inventory and the franchise licenses for the hotels, the Lessee has only nominal assets in addition to its rights and benefits under the Percentage Leases.

         For the 1996 fiscal year, the Lessee paid an aggregate of $26,611,000 in rent under the Percentage Leases and had net income of $765,000 from the operation of the Current Hotels.

ACQUISITIONS

         In 1996 the Company, through the Partnership, acquired four hotel properties developed by certain Winston Affiliates (Charles Winston, his wife Florence Winston, Robert Winston, his wife Tracy Winston and trusts for the benefit of their minor children, Marion Winston (Charles Winston's daughter and Robert Winston's sister), John B. Harris, Jr., Winston Hospitality, Inc., Winston Advisors, Inc. and any other affiliate of Charles Winston or Robert Winston are collectively referred to herein as the "Winston Affiliates."

         The Company purchased each hotel property at a discount from the price determined by appraisal. The appraisals to determine the price paid by the Company under the options were performed by appraisers or other experts in real estate matters who were unaffiliated with the Company and the Winston Affiliates. All investment decisions relating to transactions with the Winston Affiliates were approved by a majority of independent directors. Under the purchase agreements for the Cary, Wilmington and Duluth properties, all of the Partnership Units issued are held in escrow for a period of twelve months following the acquisition (the "Escrow Period") and are subject to a price adjustment at the end of the Escrow Period. None of the Partnership Units may be redeemed during the Escrow Period. The Partnership Units issued in connection with the Perimeter property are redeemable in whole or part at any time.

         The Company acquired the Homewood Suites hotel in Cary, North Carolina from Cary Suites, Inc. on July 9, 1996 for a purchase price of $14.3 million which included an assumption of $7.3 million in debt and the issuance of 606,413 units of redeemable partnership interests in the Partnership ("Partnership Units") valued at $11.46 per Partnership Unit. The shareholders of Cary Suites, Inc. are Robert Winston (30%), Tracy Winston (23.33%), Charles Winston (23.33%) and Florence Winston (23.34%).

         On July 18, 1996, the Company acquired the Hampton Inn & Suites Hotel in Duluth, Georgia from RWW, Inc. for a purchase price of $8.3 million which included an assumption of $7.5 million in debt and the issuance of 69,960 Partnership Units valued at $11.27 per Partnership Unit. The shareholders of RWW, Inc. are Robert Winston (33.33%), Charles Winston (33.33%) and Florence Winston (33.34%).

         The Company acquired the Hampton Inn in Perimeter, Georgia from WJS Associates-Perimeter, Inc. on July 19, 1996 for a purchase price of $8.2 million which included an assumption of $6.9 million in debt and the issuance of 109,516 Partnership Units valued at $11.23 per Partnership Unit. The shareholders of WJS Associates - Perimeter, Inc. include one Winston Affiliate, Charles Winston (33.33%).

         On December 19, 1996, the Company acquired the Courtyard by Marriott in Wilmington, North Carolina from Hotel II, Inc. for a purchase price of $14.3 million which included an assumption of $6.9 million in debt and the issuance of 45,651 Partnership Units valued at $12.925 per Partnership Unit. The shareholders of Hotel II, Inc. are Robert Winston (60%), trusts for the benefit of two of his minor children (20%) and Marion Winston (20%).

INVESTMENTS BY LESSEE SHAREHOLDERS

         The Lessee is owned by Robert Winston and John B. Harris, Jr. Messrs. Winston and Harris have agreed to limit distributions by the Lessee to amounts necessary to pay taxes on the net income of the Lessee until such time as the tangible net worth of the Lessee reaches $4,000,000. Thereafter they have agreed to invest at least 75% of their after-tax distributions of net income from the Lessee in Common Stock. The Common Stock will be acquired either directly from the Company at approximately then-current market prices or in the open market, at the election of the Company's independent directors. Messrs. Winston and Harris have agreed to hold any such shares for at least one year after the date of purchase. The obligations to use distributions from the Lessee to purchase Common Stock cease (i) if the Company no longer qualifies as a REIT or, (ii) with respect to that shareholder, if Mr. Winston or Mr. Harris ceases to be an officer or director of the Company or an officer or director of the Lessee.

FRANCHISE LICENSES

         The Lessee holds all of the franchise licenses for the Current Hotels. During 1996, the Partnership and the Company paid franchise transfer fees of $341,500 in connection with the acquisitions of six of the Current Hotels.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent auditors for the fiscal year 1997. Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing Coopers & Lybrand L.L.P. as the independent auditors of the Company. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

         A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. FOR FISCAL YEAR 1997.

                                  MISCELLANEOUS

         SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K WITHOUT CHARGE UPON WRITTEN REQUEST TO PHILIP R. ALFANO, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, WINSTON HOTELS, INC., 2209 CENTURY DRIVE, SUITE 300, RALEIGH, NORTH CAROLINA 27612.

           SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Any proposals which shareholders intend to present for a vote of shareholders at the 1998 Annual Meeting of Shareholders and which such shareholders desire to have included in the Company's Proxy Statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before December 24, 1997. The determination by the Company of whether it will oppose inclusion of any proposal in its Proxy Statement and form of proxy will be made on a case by case basis in accordance with its judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after December 24, 1997, will not be considered for inclusion in the Company's proxy materials for its 1998 Annual Meeting.

                                    By Order of the Board of Directors



                                    Robert W. Winston, III
                                    Chief Executive Officer and
                                    President

April 10, 1997

                                                                   APPENDIX A

PROXY                                                                   PROXY
                              WINSTON HOTELS, INC.
          2209 Century Drive, Suite 300, Raleigh, North Carolina 27612

                         Annual Meeting of Shareholders
                                  May 13, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert W. Winston, III and Philip R. Alfano, and each of them, as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Winston Hotels, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Carolina Country Club on May 13, 1997 at 10:00 a.m., local time, and any adjournments thereof
(1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE PROVIDE FULL TITLE.

------------------------------------------------------------------------------
                   PLEASE VOTE, DATE AND SIGN ON REVERSE AND
                   RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                     DO YOU HAVE ANY COMMENTS?

--------------------------------              --------------------------------

--------------------------------              --------------------------------

--------------------------------              --------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                  --------------------------------------------
                              WINSTON HOTELS, INC.
                  --------------------------------------------

RECORD DATE SHARES:

1. Election of Directors.

   Charles M. Winston                           Thomas F. Darden, II
   Robert W. Winston, III                       Richard L. Daugherty
   James H. Winston                             Edwin B. Borden
   Paul Fulton

       [ ] For All Nominees    [ ] Withhold All Nominees    [ ] For All Except

   Instruction: To withhold authority to vote for any nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s).


2. Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending December 31, 1997.

                   [ ] For        [ ] Against     [ ] Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

   Mark box at right if you plan to attend the Annual Meeting.      [ ]

   Mark box at right if an address change or comment has been
   noted on the reverse side of this card.                          [ ]

Please be sure to sign and date this Proxy.

Date
      ---------------------------------


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Shareholder sign here                           Co-owner sign here

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